Exhibit 23(l)
                                INVESTMENT LETTER

S.1. SUBSCRIPTION

     The undersigned subscriber ("Subscriber") hereby offers and agrees to invest $100,000 in consideration for 2,500 shares each, $.10 par value per share (collectively, the "Shares"), of the Meeder Premier Portfolios' Defensive Equity Portfolio, Growth Portfolio, Fixed Income Portfolio and Aggressive Growth Portfolio (collectively, the "Portfolios").

S.2. DISCLOSURE DOCUMENTS

     Subscriber acknowledges receipt of the amended Prospectus and amended Statement of Additional Information (collectively, the "Disclosure Documents") for the Meeder Premier Portfolios (the "Trust").

S.3. REPRESENTATIONS AND WARRANTIES

     Subscriber understands that the Shares are not registered under the Securities Act of 1933, as amended (the "Act"), and are being offered and sold in reliance upon the exemption from registration in Section 4(2) of the Act. Subscriber makes the following agreements, representations, declarations, acknowledgments and warranties with the intent that they may be relied upon in determining its suitability to purchase the Shares.

     (a) Subscriber has read, understands and is fully familiar with the Disclosure Documents and has received adequate information concerning all matters which it considers material to investing in the Portfolios.

     (b) The Shares subscribed for will be acquired solely by and for the account of Subscriber, for investment only, and not as a nominee and not for subdivision, fractionalization, resale or distribution. Subscriber has no agreement or arrangement with any person to sell, transfer or pledge the Shares or any part thereof; and Subscriber has no present plan or intention to enter into any such agreement or arrangement.

     (c) SUBSCRIBER WARRANTS THAT IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL, INVESTMENT AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE PORTFOLIOS, INCLUDING THE RISK FACTORS SET FORTH IN THE DISCLOSURE DOCUMENTS, THE RESTRICTIONS ON RESALE SET FORTH HEREIN AND THE TAX CONSEQUENCES OF THE INVESTMENT.

     (d) The Trust has made all documents pertaining to the transactions described in the Disclosure Documents available to Subscriber and has allowed Subscriber an opportunity to verify and clarify any information contained in the Disclosure Documents or such other documents.

     (e) Subscriber has relied solely upon the Disclosure Documents and independent investigations made by Subscriber in deciding to invest, and no oral or other representations other than those explicitly in the Disclosure Documents have been made to Subscriber regarding the Shares.

     (f) Subscriber is an "accredited investor" as defined in Rule 501 of Regulation D under the Act because Subscriber's net worth (including home, furnishings and automobiles), or joint net worth with his spouse, exceeds $1,000,000 as of the date of this Letter.

     (g) All information provided by Subscriber herein is accurate and complete as of the date hereof and may be relied upon by the Trust and its agents, and Subscriber agrees to notify the Trust of any material change in such information occurring prior to the acceptance of Subscriber's subscription.

     (h) Subscriber acknowledges that the grantor of Subscriber is a Trustee of the Trust.

S.4. INDEMNIFICATION

     Subscriber shall indemnify the Trust, the Portfolios, and any officer, trustee, director, stockholder, employee, affiliate or agent of the Trust and/or the Portfolios from and against any loss, damage, liability or expense (including reasonable attorneys' fees and expenses) which they may incur as a result of Subscriber's breach of any representation or covenant herein. This indemnification shall survive Subscriber's termination or liquidation, or disposition of the Shares.

S.5. ACCEPTANCE AND REVOCATION

     This subscription may be accepted or rejected by the Portfolios in whole or in part, in its discretion, and if accepted the Shares will be issued only in the name of Subscriber. This Letter shall survive: (a) Subscriber's termination or liquidation and (b) the acceptance of this subscription by the Portfolios.

S.6. MISCELLANEOUS

     This Agreement shall be binding upon Subscriber's heirs, executors, administrators and other successors. This Agreement constitutes the entire agreement between the parties and shall be governed by the internal law of Massachusetts.

                                        SUBSCRIBER:

Date: September ___, 2003               ----------------------------------
                                        Robert S. Meeder Trustee Robert S.
                                        Meeder Declaration of Trust Dtd 12/28/95